EXHIBIT 15





To the Shareholders and Board of Directors of Sears, Roebuck and Co.



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the 13-week periods ended April 3, 1999 and April 4, 1998, the 13-week and 26-week periods ended July 3, 1999 and July 4, 1998, and the 13-week and 39-week periods ended October 2, 1999 and October 3, 1998 as indicated in our reports dated April 30, 1999, August 2, 1999, and November 3, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the 13-week periods ended April 3, 1999,
July 3, 1999, and October 2, 1999 are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/DELOITTE & TOUCHE LLP
   Deloitte & Touche LLP


Chicago, Illinois
December 9, 1999